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                                                                      EXHIBIT 99

PRESS RELEASE
                  For Release:              August 11, 2004
                  Nasdaq Symbol:            NCFC
                  Contact:                  Investor Relations at (800) 200-7032
                  Website:                  www.northcountrybank.com
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                       NORTH COUNTRY FINANCIAL CORPORATION
            ANNOUNCES PRIVATE PLACEMENT AND STOCK PURCHASE AGREEMENT

         (Manistique, Michigan) -- North Country Financial Corporation (Nasdaq:
NCFC), the bank holding company for North Country Bank and Trust, announced on August 11, 2004, that it intends to raise an aggregate of $30 million of gross proceeds through a private placement of its common stock. In connection with this private placement, North Country further announced that it has entered into a stock purchase agreement dated August 10, 2004, with NCFC Recapitalization, LLC, individually and on behalf of the purchasers who acquire North Country common stock in the private placement.

         The stock purchase agreement contains a number of representations, warranties and covenants made by North Country for the benefit of purchasers in the private placement. Additionally, there are a number of conditions that must be satisfied before purchasers will be required to complete their purchase of North Country's shares, including, the approval of North Country's shareholders.

         The shares of common stock to be offered have not been registered under the Securities Act of 1933 (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any state.

         North Country will be filing a proxy statement with the Securities and Exchange Commission ("SEC") in connection with its solicitation of stockholder approval regarding the private placement. WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition documents filed with the SEC by North Country will be available free of charge from its Corporate Secretary at 130 South Cedar Street, Manistique, Michigan 49854, telephone (800) 200-7032.

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